Exhibit 10.7

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made on May 22, 2020 by and between HIIG SERVICE COMPANY and HOUSTON INTERNATIONAL INSURANCE GROUP, Ltd. (“HIIG”), both organized under the laws of the state of Delaware (collectively, the “Company”), and Andrew Robinson (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive as Chief Executive Officer on the terms, subject to the conditions and for the consideration, hereinafter set forth and Executive desires to be employed by the Company on such terms and conditions and for such consideration; and

WHEREAS, Executive acknowledges and agrees that the restrictive covenants contained in this Agreement are supported by the promises made by the Company in this Agreement, not only to provide confidential information but also to provide Executive equity reflecting the goodwill of the Company pursuant to the terms herein.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I
DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1           Definitions.

“Board” shall mean the Board of Directors of HIIG.

“Business” means (a) during the period of Executive’s employment by the Company, any business in which the Company or any of its subsidiaries is engaged, or has specific plans to engage of which Executive is aware, during such period and (b) during the portion of the Prohibited Period that begins on the termination of Executive’s employment with the Company, (i) the products and services provided and the activities engaged in by the Company or any of its subsidiaries at the time of such termination of employment and other products, services and activities that are functionally equivalent to the foregoing and (ii) any other business in which the Company or its subsidiaries is engaged, or has specific plans to engage of which Executive is aware during such period.

“Cause” shall mean (a) act of dishonesty, fraud, theft, or embezzlement by Executive with respect to the Company or its subsidiaries; (b) malfeasance or gross negligence in the performance of Executive’s duties; (c) commission or conviction of any felony, or entry of a plea of guilty or nolo contendere to any felony, conviction of any misdemeanor involving theft, defalcation, dishonesty or violence, or entry of a plea of guilty or nolo contendere to any misdemeanor involving theft, defalcation, dishonesty or violence, or conviction related to any crime of moral turpitude; (d) willfully refusing to perform Executive’s duties and responsibilities, or failure to adhere to the directions of the Board or the Company’s or any of its subsidiaries’ corporate codes, policies, or procedures, as in effect or amended from time to time; (e) failure by Executive to perform his duties and responsibilities hereunder (other than by reason of disability due to physical or mental impairment) without the same being corrected within thirty (30) days after being given written notice thereof, as determined by the Company in good faith; (f) the material breach by Executive of any of the covenants contained in this Agreement; and (g) violation of any statutory, material contractual, or common law duty or obligation to the Company or any of its affiliates, including, without limitation, Executive’s duty of loyalty, and further with respect to (a)-(d) and (f)-(g), without the same being corrected within ten (10) days after being given written notice thereof.

“Change in Control” shall mean (i) a sale of all or substantially all of the assets of the Company or (ii) a merger, consolidation, recapitalization or similar transaction or series of transactions involving the Company or a direct or indirect sale of the equity interests of the Company, in each case where direct or indirect equity holders of the Company prior to such transaction do not own more than 50% of the direct or indirect equity of the surviving entity of such transaction or series of transactions.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Business” means any business, individual, partnership, firm, corporation, or other entity that wholly or in any significant part engages in the Business in the Restricted Area.

“Date of Termination” shall mean the date Executive’s employment with the Company is considered to have terminated pursuant to Section 3.4.

“Good Reason” shall mean the occurrence of any of the following events:

(a)           a material diminution in Executive’s Base Salary, Executive’s Annual Bonus opportunity, or Executive’s Annual LTI Award opportunity;

(b)           a material diminution in Executive’s authority, duties, title, or responsibilities;

(c)           the involuntary relocation of the geographic location of Executive’s principal place of employment that is not to a mutually-agreed location;

(d)           a material breach by the Company of any material provision of this Agreement; or

(e)           in the event Executive is appointed to the Board, removal of Executive from the Board without cause pursuant to Sections 3.3 and 3.5 of the Amended and Restated Stockholders’ Agreement by and among the Stockholders party thereto and HIIG dated as of March 12, 2014.

Notwithstanding any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the condition described in (a), (b), (c), or (d) of this definition giving rise to Executive’s termination of employment must have arisen without Executive’s consent; (ii) Executive must provide written notice to the Company of such condition in accordance with Section 10.1 within 45 days of the initial existence of the condition; (iii) the condition specified in such notice must remain uncorrected for 45 days after receipt of such notice by the Company; and (iv) the date of Executive’s termination of employment must occur within 91 days after the initial existence of the condition specified in such notice.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city, or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards, or controls including those arising under environmental laws) of any Governmental Authority.

“Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and the intended Date of Termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

“Prohibited Period” means (i) in the event Executive’s employment is terminated pursuant to Section 3.2 (not within the 12-month period beginning on a Change in Control) or Sections 3.1(c) or 3.1(d), the period during which Executive is employed by the Company and for a period of one year following the end of Executive’s employment with the Company; or (ii) in the event Executive’s employment is terminated pursuant to Section 3.2 (within the 12-month period beginning on a Change in Control) or Section 3.1(a), the period during which Executive is employed by the Company and for a period of six months following the end of Executive’s employment.

“Restricted Area” means the United States. In the alternative, and only if the foregoing territory is deemed by a court of competent jurisdiction or an arbitrator, as the case may be in accordance with Article IX, to be unreasonable or otherwise invalid or unenforceable, then the Restricted Area means each state in the United States in which the Company’s insurance products and services are being offered for sale on the date Executive’s employment with or service to the Company terminates.

1.2           Rules of Construction. The word “or” is not exclusive. The words “include”, “includes” and “including”, in each instance in which any of such words appears herein, shall be deemed to be followed by the phrase “without limitation”. The term “affiliate,” as used in this Agreement with respect to a particular person or entity, shall mean any other person or entity that owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity. All recitals and headings in this Agreement are included for convenience and do not constitute a representation or warranty of any kind or affect the construction or interpretation of any provision of, or the rights or obligations of any party under, this Agreement. Any reference to value in this Agreement shall be measured in United States dollars.

ARTICLE II

EMPLOYMENT AND DUTIES

2.1           Employment; Effective Date. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, pursuant to the terms of this Agreement beginning as of May 22, 2020 (the “Effective Date”), subject to the terms and conditions of this Agreement.

2.2           Positions. From and after the Effective Date, the Company shall employ Executive in the position of Chief Executive Officer or in such other position or positions as the parties mutually may agree, and Executive shall report to the Board.

2.3           Duties and Services. Executive agrees to serve in the position(s) referred to in Section 2.2 and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such position(s), as well as such additional duties and services appropriate to such position(s) that the parties mutually may agree upon from time to time.

2.4           Place of Employment. Executive’s principal place of employment shall be at the Company’s principal executive offices, which shall be located in Houston, Texas or at a location reasonably agreed to by Executive and the Board.

2.5           Other Interests. Executive agrees, during the period of Executive’s employment by the Company, to devote substantially all of Executive’s business time, energy and best efforts to the business and affairs of the Company. Notwithstanding the foregoing, the parties acknowledge and agree that Executive may (a) subject to Section 8.1, engage in and manage Executive’s passive personal investments, (b) engage in charitable and civic activities, and (c) serve on one or more other boards of directors with the approval of the Board, not to be unreasonably withheld, provided that such activities do not unreasonably conflict with the business and affairs of the Company, interfere with Executive’s performance of Executive’s duties hereunder, or otherwise violate the law.

ARTICLE III

TERMINATION OF EMPLOYMENT

3.1           Company’s Right to Terminate. The Company may terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a)           upon Executive being unable to perform Executive’s duties or fulfill Executive’s obligations under this Agreement, with reasonable accommodation, by reason of any physical or mental impairment for a period of at least 90 consecutive days or for a period of 120 days during any 12-month period, as determined by the Company and certified in writing by a competent medical physician selected by the Company; or

(b)           Executive’s death; or

(c)           for Cause; or

(d)           for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

3.2           Executive’s Right to Terminate. Executive shall have the right to terminate Executive’s employment under this Agreement for Good Reason or for any other reason whatsoever or for no reason at all, in the sole discretion of Executive, by providing the Company with a Notice of Termination. In the case of a termination of employment by Executive pursuant to this Section 3.2, the Date of Termination specified in the Notice of Termination shall not be less than 15 nor more than 60 days from the date such Notice of Termination is given, unless otherwise agreed by the Board of Directors of HIIG, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination.

3.3           Deemed Resignations. Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute (a) an automatic resignation of Executive as an officer of the Company and from any and all other positions held at any affiliate of the Company, and (b) an automatic resignation of Executive from the Board (if applicable), and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s designee or other representative.

3.4           Meaning of Termination of Employment. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

ARTICLE IV

COMPENSATION AND BENEFITS

4.1           Base Salary. During the period of Executive’s employment hereunder, Executive shall receive an annualized base salary of no less than $750,000.00 (such amount, as in effect from time to time, the “Base Salary”). Executive’s annualized Base Salary shall be reviewed no less than annually by the Board. Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

4.2           Annual Performance-Based Cash Bonus. Executive shall be eligible to receive an annual, calendar-year cash bonus (payable in a single lump sum) based on criteria determined in the sole discretion of the Board or a committee thereof (an “Annual Bonus”), it being understood that the actual amount of each Annual Bonus, if any, shall be between 0% and 120% of Executive’s annual Base Salary as determined in good faith in the sole discretion of the Board or a committee thereof, and it being further understood that Executive’s target Annual Bonus shall be 80% of his Base Salary, and it being further understood that, for calendar year 2020, the Board and Executive shall endeavor to establish the aforementioned criteria within 90 days of the Effective Date of this Agreement. The Company shall use commercially reasonable efforts to pay each Annual Bonus, if any, with respect to a calendar year on or before March 15 of the following calendar year (and in no event shall an Annual Bonus be paid after December 31 of the following calendar year); provided, however, that (except as otherwise provided in Section 6.1(b)) Executive will be entitled to receive payment of such Annual Bonus only if Executive is employed by the Company as of March 15 of the following calendar year. For any partial calendar year during the period of Executive’s employment hereunder, the Annual Bonus for such year shall be prorated based on the ratio of the number of days during such calendar year that Executive was employed by the Company to the number of days in such calendar year.

4.3           Other Benefits. During Executive’s employment hereunder, Executive shall be permitted to participate in all benefit plans and programs of the Company, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated employees of the Company, subject to the terms and conditions of the applicable plans and programs and the discretion of the Board or a committee thereof. The Company shall not, however, by reason of this Section 4.3, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to similarly situated employees generally.

4.4           Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive during Executive’s employment hereunder in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company. Notwithstanding any provision of this Agreement to the contrary, (a) the amount of expenses eligible for reimbursement hereunder during one calendar year shall not affect the expenses eligible for reimbursement hereunder in any other calendar year, and (b) in no event shall Executive be entitled to reimbursement for any expenses after the first anniversary of the Date of Termination.

4.5           Relocation Allowance. Executive shall be entitled to reimbursement of out-of- pocket expenses associated with Executive and his family’s relocation to Houston, Texas, including, but not limited to, temporary living and car rental, travel to and from Atlanta, Georgia or Rhode Island for Executive and/or his wife, and cost of Atlanta home sale and moving expenses up to $150,000.00 (the “Relocation Expense Reimbursement”), provided Executive is employed on the date any such reimbursement is incurred by Executive. Such expenses shall be accounted for in accordance with the policies and procedures established by the Company and shall be reimbursed and paid to Executive as follows: no more than $25,000 in 2020 and no more than $125,000 in 2021. The amount of any such reimbursement will include an additional amount of compensation as is necessary to place Executive in the same after-tax position Executive would have been in had no such taxes been paid or incurred with respect to receipt of the Relocation Expense Reimbursement assuming that Executive’s overall effective tax rate equals a percentage to be determined in good faith by the Company at the time of reimbursement.

4.6            Vacation and Sick Leave. During Executive’s employment hereunder, Executive shall be entitled to (a) sick leave in accordance with the Company’s policies applicable to its similarly situated employees and (b) five weeks paid vacation each calendar year (none of which may be carried forward to a succeeding year) in accordance with the Company’s vacation policies in effect from time to time; provided, however, that if Executive has not been employed by the Company since January 1 of the year that includes the Effective Date, then Executive’s paid vacation for such year shall be prorated based on the ratio of the number of days remaining in such calendar year from and after the Effective Date to the number of days in such calendar year (rounded up to the nearest whole day).

4.7            Offices. Subject to Articles II, III, and IV hereof, Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company and as a member of any committees of the Board or any officer or director position with respect to subsidiaries or affiliates of the Company.

ARTICLE V

EQUITY AND EQUITY-BASED AWARDS

5.1            Purchased Equity. As a portion of consideration for Executive’s entry into this Agreement (and his agreement to the various covenants and obligations set forth herein), Executive may purchase (or cause an entity or a trust controlled by Executive (“Executive’s Designee”) to purchase) common shares in the Company (“Common Shares”) having an aggregate value up to $1,000,000 no later than one year after the date of this Agreement pursuant to, and on the terms and subject to the conditions set forth in, the Company’s Share Purchase Plan (the “Plan”). In the event Executive effects such purchase, the Company will award to Executive a number of unvested Common Shares equal to the number of Common Shares so purchased subject to and in accordance with the terms and conditions of the Plan.

5.2            Executive Long Term Incentive Bonus. Executive shall be eligible to participate in a long-term incentive plan (“LTIP”) to be adopted by the Company, the terms and conditions of which shall be determined by the Board in its sole discretion. During Executive’s employment, Executive shall be eligible to receive annual equity incentive awards under the LTIP entitling him to receive a specified number of Common Shares subject to vesting conditions based on continued employment and/or the attainment of specified performance measures, in each case, as determined by the Board or a committee thereof in its sole discretion (an “Annual LTI Award”), it being understood that the target value of each Annual LTI Award shall equal 120% of his Base Salary (as determined at the time of grant), and the amount awarded pursuant to such Annual LTI Award may be zero but in no event shall exceed 180% of Executive’s annual Base Salary (as determined at the time of grant).

ARTICLE VI

EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

6.1            Effect of Termination of Employment on Compensation.

(a)             If Executive’s employment hereunder shall terminate for any reason, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to (i) payment of all accrued and unpaid Base Salary through the Date of Termination, subject to applicable taxes and withholdings, with such amount to be paid on or before the Company’s next regularly scheduled pay date immediately following the Date of Termination, (ii) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.4 and Section 4.5, and (iii) benefits to which Executive is entitled under the terms of, and in accordance with, any applicable benefit plan or program.

(b)             In addition to the amounts set forth in Section 6.1(a), if Executive’s employment hereunder shall terminate for any reason described in Sections 3.1(a) or 3.1(b), Executive shall also be entitled to:

(i)             payment of a prorated target Annual Bonus (as described in Section 4.2) for the year in which such Date of Termination occurs based on ratio of the number of days during such calendar year that Executive was employed by the Company to the number of days in such calendar year;

(ii)            payment of any earned and accrued Annual Bonus for the calendar year preceding the calendar year in which the Date of Termination occurs to the extent not paid prior to the Date of Termination; and

(iii)           with respect to any outstanding Annual LTIP Awards held by Executive on his Date of Termination that are subject to time-vesting conditions, accelerated vesting of such Annual LTI Awards.

(c)             In addition to the amounts set forth in Sections 6.1(a) and 6(b), if Executive’s employment hereunder shall terminate pursuant to Section 3.1(d) or pursuant to Executive’s resignation for Good Reason, subject to Executive delivering, within 30 days after the Date of Termination, and not revoking, an executed release substantially in the form of the release set forth on Exhibit A (the “Release”), and provided that Executive does not violate any of the restrictions set forth in Articles VII or VIII of this Agreement, Executive shall also be entitled to:

(i)             a lump sum cash payment in an amount equal to Executive’s Base Salary as of the Date of Termination (but prior to any reduction giving rise to termination for Good Reason), less applicable taxes and withholdings (the “Severance Payment”) payable within 60 days following the Date of Termination; and

(ii)            continuation of the group health insurance coverage in accordance with the health insurance plan and applicable law (generally referred to as “COBRA”) for a period of one year after the Date of Termination provided Executive does not obtain new employment, with Executive and the Company each continuing to pay their same respective portions of premium prior to Executive’s termination.

(d)            In addition to the amounts set forth in Sections 6.1(a), 6.1(b), and 6.1(c), if Executive’s employment hereunder shall terminate pursuant to Section 3.1(d), or pursuant to Executive’s resignation for Good Reason, in each case, within 12 months following a Change in Control, subject to Executive delivering, within 30 days after the Date of Termination, and not revoking, the executed Release, and provided that Executive does not violate any of the restrictions set forth in Articles VII or VIII of this Agreement, Executive shall also be entitled to accelerated vesting of any outstanding Annual LTI Awards held by Executive on his Date of Termination that are subject to performance-based vesting conditions based on a valuation mechanism determined by the Board in good faith that results in an award no less than target.

(e)            In the event Executive’s employment is terminated pursuant to Section 3.1(c), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, and Executive shall be entitled to only the payments and benefits provided in Section 6.1(a), and Executive shall have no right to any further payments or benefits, including but not limited to any Severance Payment, Annual Bonus, any outstanding unvested Annual LTI Awards or payments or benefits pursuant to Section 5.2.

(f)            Subject to Section 4.5, Executive shall be solely responsible for any taxes related to any payments or benefits provided pursuant to Article VI.

ARTICLE VII

PROTECTION OF INFORMATION

7.1            Disclosure to and Property of the Company. For purposes of this Article VII, the term “the Company” shall include the Company and all of its subsidiaries, and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, disclosed to or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s businesses, trade secrets, products or services (including all such information relating to corporate opportunities, strategies, business plans, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company. Notwithstanding any of the preceding provisions of this Section 7.1 to the contrary, the term “Confidential Information” does not include (a) any information that, at the time of disclosure by the Company, is available to the public other than as a result of any act of Executive or (b) any information that becomes available to Executive on a non-confidential basis from a source other than the Company, provided that such source is not known by Executive to be bound by a confidentiality agreement with or other obligation of secrecy to the Company. Upon request by the Company, Executive shall promptly (i) disclose to the Company all Confidential Information in Executive’s custody or control and (ii) return to the Company all Confidential Information in Executive’s custody or control. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any Confidential Information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company. Executive agrees to perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Upon termination of Executive’s employment with the Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

7.2            Disclosure to Executive. The Company shall (a) disclose to Executive and place Executive in a position to have access to or develop Confidential Information and Work Product of the Company, (b) entrust Executive with business opportunities of the Company, and (c) place Executive in a position to develop business good will on behalf of the Company.

7.3            No Unauthorized Use or Disclosure. Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of, and Executive shall not remove from the Company premises, Confidential Information or Work Product of the Company, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use all reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order. At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, confidential information or work product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company. Executive also agrees to preserve and protect the confidentiality of such third-party confidential information and work product.

7.4            Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating specifically to the Company’s business, products, or services is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

7.5            Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any time, in the protection of the Company’s worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee(s) and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with the Company terminates, at the request and reasonable expense of the Company, Executive shall assist the Company or its nominee(s) in the protection of the Company’s worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

7.6            Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article VII by Executive, and the Company shall be entitled to enforce the provisions of this Article VII by terminating payments then owing to Executive under Article VI of this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Article VII, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive or Executive’s Designee, if applicable, all payments and benefits that had been suspended pending such determination.

ARTICLE VIII

RESTRICTIVE COVENANTS

8.1            Non-Competition; Non-Solicitation. Executive agrees to the non-competition and non-solicitation provisions of this Article VIII in consideration for the Confidential Information provided by the Company to Executive pursuant to Section 7.2(a) of this Agreement and Common Shares granted to Executive pursuant to Section 5.1 and 5.2 of this Agreement. In connection with the foregoing, Executive agrees to protect the trade secrets and Confidential Information of the Company disclosed or entrusted to Executive by the Company or created or developed by Executive for the Company, as applicable. Executive acknowledges that his agreement to the foregoing is an express incentive for the Company to enter into this Agreement.

(a)            Subject to the exceptions set forth in Section 8.1(b) below, Executive expressly covenants and agrees that during the Prohibited Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) Executive will not, and Executive will cause Executive’s affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, partner in, owner or member of (or an independent contractor to), control or participate in, be connected with or loan money to, sell or lease equipment or property to, or otherwise be affiliated with any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area.

(b)            Notwithstanding the restrictions contained in Section 8.1(a), Executive or any of Executive’s affiliates may own an aggregate of not more than 1% of the outstanding stock of any class of any corporation engaged in a Competing Business if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8.1(a); provided, however, that neither Executive nor any of Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c)            Executive further expressly covenants and agrees that during Executive’s employment by the Company and for a period of one year following the end of Executive’s employment with the Company, Executive will not, and Executive will cause Executive’s affiliates not, to (i) solicit the engagement or employment of, any person who is an officer or employee of the Company or (ii) on behalf of a Competing Business, solicit, approach or entice away or cause to be solicited, approached or enticed away from the Company any person or entity who, during the period in which Executive was employed by the Company, was a customer, client, agent, producer or policyholder of the Company or any of its subsidiaries.

(d)            Before accepting employment with any other person or entity during the Prohibited Period, Executive will inform such person or entity of the restrictions contained in this Article VIII.

8.2            Relief. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.1 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VIII by Executive, and the Company shall be entitled to enforce the provisions of this Article VIII by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach as provided by Section 9.3. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined by a court of competent jurisdiction or an arbitrator, as the case may be in accordance with Article IX, that Executive has not committed a breach of this Article VIII, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive all payments and benefits that had been suspended pending such determination.

8.3            Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article VIII. Executive acknowledges that he shall be a member of the Company’s executive and management personnel, and that the geographic scope and duration of the covenants contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area, and (d) the amount of Confidential Information and equity reflecting the goodwill of the Company that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable.

8.4            Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to the Company. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses in the Restricted Area during the Prohibited Period, but acknowledges Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that restrictions in this Article VIII will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction or an arbitrator, as the case may be in accordance with Article IX, to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court of competent jurisdiction or the arbitrator making such determination, as the case may be in accordance with Article IX, so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable States, Provinces, and other jurisdictions so that the entire agreement not to compete or solicit and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

ARTICLE IX

DISPUTE RESOLUTION

9.1            Arbitration. Subject to Section 9.3, all claims or disputes relating to, arising from, or in connection with Executive’s employment with the Company, the termination thereof, this Agreement, or the termination thereof, including any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination, or enforceability of this Agreement including this Section 9.1 (in each case, a “Dispute”), with the sole exception of the Company seeking injunctive relief for any breach or threatened breach by Executive of this Agreement as provided in Section 9.3, shall be settled by binding confidential arbitration before the American Arbitration Association (“AAA”). Either party may, by providing written notice (the “Arbitration Notice”) to the other party, demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration, subject to Section 9.3.

9.2            Procedure; WAIVER OF JURY TRIAL. The Dispute shall be submitted for final and binding arbitration in the State of Delaware in accordance with the then-applicable rules for resolution of commercial disputes of the AAA. The arbitration shall be conducted by a single arbitrator licensed to practice law for at least ten (10) years who is a former judge, chosen pursuant to the then-applicable rules for resolution of commercial disputes of the AAA (the “Arbitrator”). The results of the arbitration and the decision of the Arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitations. The Arbitrator shall have the authority to award the same remedies, damages, and costs that a court could award, including but not limited to the right to award injunctive relief in accordance with the other provisions of this Agreement. In the event either party must resort to the judicial process to enforce the award of an arbitrator or equitable relief granted by an arbitrator, the party seeking enforcement shall be entitled to recover from the other party all costs of litigation including, but not limited to, reasonable attorney’s fees and court costs. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. THE PARTIES ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL. The Arbitrator’s authority to resolve and make written awards is limited to claims between Executive and the Company alone. EXECUTIVE AGREES TO BRING ANY DISPUTE SUBJECT TO ARBITRATION PURSUANT TO THIS SECTION 9.2 ON AN INDIVIDUAL BASIS ONLY, AND NOT ON A CLASS OR COLLECTIVE BASIS. THERE WILL BE NO RIGHT OR AUTHORITY FOR ANY SUCH DISPUTE TO BE BROUGHT, HEARD, OR RESOLVED AS A CLASS OR COLLECTIVE, REPRESENTATIVE ACTION, OR AS A MEMBER IN ANY PURPORTED CLASS, COLLECTIVE, OR REPRESENTATIVE PROCEEDING.

9.3            Injunctive Relief and Specific Performance. Executive and the Company further acknowledge and agree that, as the sole exception to arbitration provided in Section 9.1 and 9.2, the Company shall have the right to seek emergency, temporary, or injunctive relief or specific performance, including claims arising under Articles VII and VIII hereunder, in a court of competent jurisdiction without posting a bond and without giving notice to the maximum extent permitted by law, and such court shall have the power to maintain the status quo pending the arbitration of any dispute under this Article IX; in such event, Executive hereby consents to the non-exclusive jurisdiction, forum, and venue of the state and federal courts located in the State of Delaware, and hereby waives any objection to the jurisdiction, forum, and venue of such court.

ARTICLE X

MISCELLANEOUS

10.1          Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission or email, as follows:

To Executive:	Andrew Robinson [***] [***]
Facsimile:

To the Company:	Houston International Insurance Group, Ltd. 800 Gessner, Suite 600 Houston, TX 77024 Attention: Chief Financial Officer
Facsimile:

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

10.2          Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Delaware, without regard to conflicts of laws principles thereof that would require the application of the laws of any other jurisdiction.

10.3          No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.4          Severability. If a court of competent jurisdiction or an arbitrator, as the case may be pursuant to Article IX, determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

10.5          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

10.6          Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

10.7          Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to Executive’s estate.

10.8          Term. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles VI, VII, VIII, IX and X shall survive any termination of the employment relationship and/or of this Agreement.

10.9          Entire Agreement. In addition to the Plan, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

10.10        Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

10.11        Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment by the Company or the terms and conditions of such employment shall be made by the members of the Board other than Executive if Executive is a member of the Board, and Executive shall not have any right to vote or decide upon any such matter.

10.12        Executive’s Representations and Warranties. Executive represents and warrants to the Company as follows:

(a)          Executive is not bound by any restrictive covenants, covenants not to compete, non-solicitation agreements, or confidentiality agreements nor any other agreement or obligation that would prevent Executive from performing his duties hereunder or that would otherwise conflict with this Agreement.

(b)          Executive has not and will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others, including confidential and proprietary information of any previous employer, regardless of whether Executive is prohibited from doing so by any other agreements with any third parties. Executive acknowledges that he has been instructed by the Company not to use, or disclose to anyone employed by or consulting for the Company, any confidential, proprietary, or trade secret information of any third-party. Executive acknowledges that during his employment with the Company, he will not engage in any conduct that violates any lawful obligations he owes to any previous employer or any third party, and Executive represents and warrants that his work for the Company will not cause him to violate any obligations he owes to any previous employer or other party.

(c)          To Executive’s knowledge, after reasonable inquiry, Executive has returned all proprietary, confidential, and trade secret information belonging to all prior employers that he is or was required to do so.

10.13        Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s Date of Termination, then to the extent any amount payable to Executive (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s Date of Termination, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the Date of Termination and (b) the date of Executive’s death. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

10.14        Section 280G. Notwithstanding anything to the contrary contained in this Agreement, in the event that it shall be (or is subsequently) determined that any payment, benefit or acceleration of vesting by the Company to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code, then the payments and benefits payable to Executive shall be reduced (or appropriately adjusted) to an amount that is one dollar less than the smallest amount that would give rise to such excise tax (the “Reduced Amount”) if and only if such Reduced Amount would be greater than the net after-tax proceeds (taking into account both the excise tax and any interest or penalties payable by Executive with respect thereto) of the unreduced payments and benefits payable to Executive. If the payments and benefits payable under this Agreement are required to be reduced pursuant to this Section 10.14, there shall be no discretion in the ordering of the payments payable under this Agreement so reduced, and such reductions shall be applied first to the Severance Payment under Section 6.1(c)(i), and if further reductions are necessary, such reduction shall be applied to the amount of cash payable pursuant to Section 6.1(b)(i) and (ii) attributable to Executive’s Annual Bonus, and if further reductions are necessary, such reduction shall be applied on a prorated basis to all the other payments and benefits payable under this Agreement. For the avoidance of doubt, in no event shall the Company be responsible for any excise taxes payable under Section 4999 of the Code.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of May 22, 2020, effective for all purposes as provided above.

HOUSTON INTERNATIONAL INSURANCE GROUP, LTD.

By:	/s/ Cam MacDonald
Name: Cam MacDonald
Title: Director

ANDREW ROBINSON

By:	/s/ Andrew Robinson
Name: Andrew Robinson

[Signature Page to Employment Agreement]

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement (the “Employment Agreement”) by and between HIIG SERVICE COMPANY and HOUSTON INTERNATIONAL INSURANCE GROUP, Ltd. (“HHG”), both organized under the laws of the state of Delaware (collectively, the “Company”) and [•] (“Executive”).

1.            General Release.

(a)           For good and valuable consideration, including the Company’s provision of certain payments and benefits to Executive in accordance with Sections 6.1(c) and 6.1(d) of the Employment Agreement, Executive hereby releases, discharges, and forever acquits the Company, their respective affiliates and subsidiaries, the past, present and future stockholders, members, partners, directors, managers, officers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, as well as all employee benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plan, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, rights, damages, or causes of action of any kind, including but not limited to those related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement (collectively, the “Released Claims”).

(b)           The Released Claims include, without limitation, those arising under or related to: (i) the Age Discrimination in Employment Act of 1967; (ii) Title VII of the Civil Rights Act of 1964; (iii) the Civil Rights Act of 1991; (iv) sections 1981 through 1988 of Title 42 of the United States Code; (v) the Employee Retirement Income Security Act of 1974, including, but not limited to, sections 502(a)(1)(A), 502(a)(1)(B), 502(a)(2), and 502(a)(3) to the extent the release of such claims is not prohibited by applicable law; (vi) the Immigration Reform Control Act; (vii) the Americans with Disabilities Act of 1990; (viii) the National Labor Relations Act; (ix) the Occupational Safety and Health Act; (x) the Family and Medical Leave Act of 1993; (xi) any state anti-discrimination law; (xii) any state wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law; (xv) costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Employment Agreement and any stock option or other equity compensation agreement between Executive and the Company; and (xvii) compensation or benefits of any kind not expressly set forth in the Employment Agreement, the Company Share Purchase Plan, or any such stock option or other equity compensation agreement.

(c)           In no event shall the Released Claims include (i) any claim that arises after the date of this Agreement, or (ii) any claims for the payments and benefits payable to Executive under Section 6.1(a), 6.1(b), 6.1(c), or 6.1(d) of the Employment Agreement.

(d)           Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.

(e)           This Agreement is not intended to indicate that any claims that would constitute Released Claims hereunder exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of Section 1(a) of this Agreement, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.

(f)            By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

2.            Covenant Not to Sue. Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court or before any arbitral authority relating to any of the Released Claims. Executive represents that Executive has not brought or joined any lawsuit or arbitration against any of the Company Parties in any court or before any arbitral authority and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

3.            Acknowledgments. By executing and delivering this Agreement, Executive acknowledges that:

(a)           Executive has carefully read this Agreement;

(b)           Executive is not relying upon statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement;

(c)           Executive has had at least [twenty-one (21)] [forty-five (45)] [45 days must be used in the case of a termination of Executive’s employment in connection with an exit incentive program or other employment termination program offered to a group or class of employees] days to consider this Agreement before the execution and delivery hereof to the Company [Add the following if 45 days applies:] [, and Executive acknowledges that attached to this Agreement is a list of (i) the job titles and ages of all employees selected for participation in the employment termination or exit incentive program pursuant to which Executive is being offered this Agreement, (ii) the job titles and ages of all employees in the same job classification or organizational unit who were not selected for participation in the program, and (iii) information about the unit affected by the program, including any eligibility factors for such program and any time limits applicable to such program];

(d)           Executive has been and hereby is advised in writing that Executive may, at Executive’s option, discuss this Agreement with an attorney of Executive’s choice and that Executive has had adequate opportunity to do so;

(e)           Executive knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown; and

(f)            Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated in the Employment Agreement and herein; and Executive is signing this Agreement voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement.

The Parties stipulate that the Company is relying upon these representations and warranties in entering into this Agreement. These representations and warranties shall survive the execution of this Agreement.

4.            Revocation Right. Executive may revoke this Agreement within the seven-day period beginning on the date Executive signs this Agreement (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered to the Board before 11:59 p.m., Central time, on the last day of the Release Revocation Period. This Agreement is not effective, and no consideration shall be paid to Executive, until the expiration of the Release Revocation Period without Executive’s revocation. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.

[Signatures begin on next page.]

Executed on this ______________ day of _____________, _________.

[EXECUTIVE]

STATE OF	§

§

COUNTY OF	§

BEFORE ME, the undersigned authority personally appeared__________________, by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this _________ day of ___________, ______.

NOTARY PUBLIC in and for the

State of

My Commission Expires:

Identification produced:

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“First Amendment”) is effective as of the 1st day of January, 2022 by and among SKYWARD SPECIALTY INSURANCE GROUP, INC. (f/k/a Houston International Insurance Group, Ltd.), SKYWARD SERVICE COMPANY (f/k/a HIIG Service Company), (together “Company’), and ANDREW ROBINSON, (“Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive entered into that certain Employment Agreement effective May 22, 2020, (“Employment Agreement”), establishing terms and conditions of Executive’s employment with the Company; and

WHEREAS, the Company and Executive desire to amend certain provisions of the Employment Agreement;

NOW, THEREFORE, in consideration of valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Paragraph 4.1 is amended so that Executive’s base salary is no less than $800,000, effective April 1, 2022.

2.	Paragraph 4.2 is amended so that Executive’s target Annual Bonus shall be 100% of his Base Salary.

3.	Paragraph 5.2 is deleted and replaced with the following:

“Executive shall be eligible to participate in a long-term incentive plan (“LTIP”) as adopted by the Company, the terms and conditions of which shall be determined by the Board in its sole discretion. During Executive’s employment, Executive shall be eligible to receive annual incentive awards under the LTIP entitling him to receive performance-based cash compensation and a specified number of Common Shares subject to vesting conditions based on continued employment and/or the attainment of specified performance measures, in each case, as determined by the Board or a committee thereof in its sole discretion (an “Annual LTI Award”), it being understood that the target value of each Annual LTI Award shall be at least $900,000 (as determined at the time of the grant), and the amount awarded pursuant to such Annual LTI Award may be zero but in no event shall exceed 150% of LTI award target (as determined at the time of such grant).”

Except as modified by this First Amendment, the Employment Agreement remains unchanged and continues in full force and effect and, along with this First Amendment, constitutes the entire contract and understanding between the parties hereto and supersedes all prior agreements, arrangements and understandings related to this matter.

IN WITNESS WHEREOF, the parties have executed this Lease by their duly authorized agents, effective the 1st day of January, 2022.

COMPANY:		EXECUTIVE:

SKYWARD SPECIALTY INSURANCE GROUP, INC.
a Delaware corporation

SKYWARD SERVICE COMPANY
a Delaware corporation

By:	/s/Tom Schmitt	By:	/s/Andrew Robinson
Name: Tom Schmitt		Name: Andrew Robinson
Title: Chief People Officer		Date of Execution: 6/1/2022
Date of Execution 6/1/2022

Address for Notices:		Address for Notices:
800 Gessner, Suite 600		800 Gessner, Suite 600
Houston, Texas 77024		Houston, Texas 77024
Attention: General Counsel